                                                                   EXHIBIT 10.30

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "First Amendment") is entered into as of December 31, 2002, by and between CIMA LABS INC., a Delaware corporation (the "Company"), and John Hontz, Ph.D., an individual resident of Minnesota ("Employee").

         WHEREAS, the Company and Employee entered into an Employment Agreement dated effective as of August 23, 2000 (the "Original Agreement"); and

         WHEREAS, the Company and Employee desire to amend certain of the terms of the Original Agreement as set forth in this First Amendment.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

         1. Extension of Term of Original Agreement.

         As approved by the Company's Board of Directors on December 17, 2002,
Section 1 of the Original Agreement will be amended in its entirety to read as follows:

                  1. EMPLOYMENT AND TERM. Subject to the terms and conditions herein provided, the Company hereby continues employment of the Employee, and the Employee hereby accepts continued employment by the Company, for a term beginning on September 1, 2000 and continuing thereafter for five (5) years until September 1, 2005, unless earlier terminated in accordance with Section 11.

         2. Increase In Certain Payments Upon Termination of Employment.

         As approved by the Company's Board of Directors on December 17, 2002, Sections 12(c), 12(d) and 12(e) of the Original Agreement will be amended in their entirety to read as follows:

                  12. PAYMENTS ON TERMINATION.

                  (c) Termination By the Company Without Cause. Upon termination by the Company during the term for any reason other than Cause (not including termination due to death, disability, or upon expiration of the term set forth in Section 1), the Company will continue to pay Employee at the rate of his then current annual Base Salary for a period of twenty-four (24) months after the Termination Date.

                  (d) Other Terminations. Upon termination of Employee's employment by the Company for Cause, by the Employee for other than Good Reason, or upon expiration of the term as set forth in Section 1, the Company will pay Employee his Base Salary earned through the Termination Date.

                  (e) Termination after Change in Control. In the event of termination of Employee's employment by the Company as a result of a Change in Control of the Company or by Employee for Good Reason, and in lieu of payment under any other provision of Section 12 of this Agreement, the Company will continue to pay Employee at the rate of his then current annual Base Salary for a period of twenty-four (24) months after the Termination Date. The amount of payment to be made by the Company to the Employee pursuant to this Section 12(e) shall be reduced by 50% of any gross compensation earned by the Employee in connection with any employment or self-employment of the Employee during the compensation period pursuant to this Section 12(e). Employee shall promptly notify the Company of any such employment or self-employment and disclose to the Company his gross earnings therefrom.

                  Except as otherwise provided in the last sentence of this paragraph, if the payments owed to the Employee pursuant to this
         Section 12(e) and any other benefits to which the Employee shall become entitled, either alone or together with other payments or benefits in the nature of compensation to the Employee which would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such payments or other benefits shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code. The Employee in good faith shall determine the amount of any reduction to be made pursuant to this paragraph. Notwithstanding the foregoing, this Section 12(e) shall not apply (and no reduction shall be made to the payments or other benefits otherwise available to the Employee) if the Company determines that (i) the Employee's net after-tax position without the imposition of such reduction would be greater than (ii) the Employee's net after-tax position with the imposition of such reduction.

         3. Miscellaneous. All capitalized terms not otherwise defined herein shall take the meanings ascribed to such terms in the Original Agreement. Other than as expressly amended in this First Amendment, the Original Agreement shall continue in full force and effect, as so amended by this First Amendment.

         IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this First Amendment on the date first above written.

CIMA LABS INC.                                        EMPLOYEE


By: /s/ John M. Siebert                               /s/ John Hontz
   -----------------------                           ---------------------------
      John M. Siebert, Ph.D.                          John Hontz, Ph.D.
      Its President and CEO

                                       2